Exhibit 99.1

CORNELL SETTLES  CLASS ACTION LAWSUIT

Houston, TX – February 10, 2006 – Cornell Companies, Inc. (NYSE:  CRN) announced today the settlement of a securities class action lawsuit.

In re Cornell Companies, Inc. Securities Litigation was originally filed by certain Cornell stockholders in March 2002 on behalf of all purchasers of Cornell’s common stock from March 6, 2001 to March 5, 2002.  The Company has agreed to settle this class action lawsuit for $7.0 million to avoid further protracted and expensive litigation.  The settlement amount will be funded through the Company’s directors’ and officers’ liability insurance and will have no impact on the Company’s financial position, results of operations or cash flows.  Under the terms of the settlement, Cornell has not admitted to any wrongdoing.

For additional information regarding this class action litigation, refer to “Notes to Consolidated Financial Statements – Note 9, Commitments and Contingencies” in the Company’s Form 10-Q for the quarter ended September 30, 2005.

About Cornell Companies

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. Cornell (http://www.cornellcompanies.com) has 84 facilities in 18 states and the District of Columbia, including one facility under development or construction.

Certain statements included in this news release are intended as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties inherent in the Company’s businesses relating to these forward-looking statements are found in the Company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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Contact:	Cornell Companies, Inc.
Christine Parker
713-623-0790